EXHIBIT 23.2

                CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Plastics Mfg. Company for the registration of shares of its common stock pursuant to its Employee Stock Purchase Plan of our report dated October 28, 1999 with respect to the financial statements of Plastics Mfg. Company as of September 30, 1998 and 1999 and for each of the three years in the period ended September 30, 1999 included in Amendment No. 4 to the Registration Statement of Plastics Mfg. Company on Form S-1 (SEC File No. 333-92019) and the related prospectus filed with the Securities and Exchange Commission.

                              WOLF AND COMPANY-MILWAUKEE, S.C.
                              Wolf and Company-Milwaukee, S.C



 Milwaukee, Wisconsin
 July 7, 2000